PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT (as the same may be amended, modified or supplemented from time to time hereto, this “Agreement”) dated as of February 21, 2008 between PETERSEN ENERGÍA, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (the “Borrower” or “Pledgor”), and THE BANK OF NEW YORK, as collateral agent for the Lenders as defined in the Seller Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower, Repsol YPF, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (“Seller”) and the Collateral Agent are parties to a Seller Credit Agreement dated as of February 21, 2008 (as from time to time amended, the “Seller Credit Agreement”); and

WHEREAS, to induce the Seller to enter into the Seller Credit Agreement and to make the Loan (as defined in the Seller Credit Agreement), the Borrower has agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined), all as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions, Etc.

1.01 Terms Generally.  Terms used herein and not otherwise defined herein are used herein as defined in the Seller Credit Agreement.

1.02 Certain Uniform Commercial Code Terms.  As used herein, the terms “General Intangible”, “Investment Property” and “Proceeds” have the respective meanings set forth in Article 9 of the NYUCC, and the term “Financial Asset” has the respective meaning set forth in Article 8 of the NYUCC.

1.03 Additional Definitions.  In addition, as used herein:

“Additional Shares and Rights” means, (a) any shares, rights or securities that the Borrower is entitled to receive or that are payable to it under or in connection with the Collateral, as a result of (without limitation) any exchange or subscription of capital stock, stock-split, dividends payable in kind (either in shares or otherwise), reserves, revaluations or other distribution of dividends paid in shares (“acciones liberadas”), merger, consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Collateral; (b) any securities delivered as a result of any reimbursement, redemption, amortization and/or reduction of capital stock (either in whole or in part) of the Company to the extent related to the Collateral; (c) any non-cash dividends or other non-cash income received or receivable from time to time in respect of the Collateral; (d) any shares of, or rights on the shares of the Company hereinafter acquired by the Borrower; and (e) any irrevocable capital contributions hereinafter made by the Borrower to the Company.  For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares and Rights shall automatically be deemed a “Pledged Share.”

“American Depositary Shares” means American Depositary Shares represented by American Depositary Receipts issued pursuant to the Deposit Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

“Deposit Agreement” means the Deposit Agreement dated as of July 1, 1993 among the Company, the Depositary and the owners of American Depositary Receipts issued thereunder.

“Depositary” means The Bank of New York, as Depositary under the Deposit Agreement.

“Equity Interests” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person and any right to receive any of the foregoing.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Pledged Shares” means (a) the 9,832,819 Acquired Shares owned by the Borrower and represented by certificate number BNY14588 issued by the Depositary, (b) the American Depositary Shares now or hereafter owned by the Borrower and acquired with the proceeds of any Additional Seller Subordinated Debt, (c) all Released Shares (in accordance with the provisions of Section 5.10(b) of the Seller Credit Agreement), (d) upon repayment and discharge of the obligations of the Borrower under the Senior Term Loan Agreement, the Excluded Shares (other than Permitted Refinancing Excluded Shares) and (e) upon repayment and discharge of any Permitted Refinancing, the Permitted Refinancing Excluded Shares, in each case, together with all certificates representing the same.

“Secured Parties” means, collectively, the Lenders, the Collateral Agent, any other Agents appointed in accordance with the Seller Credit Agreement and, in each case, their respective successors and assigns.

“Secured Obligations” means, collectively, all obligations of the Borrower under the Loan Documents to pay the principal of and interest on the Loan and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Borrower under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

Section 2. Representations and Warranties.  The Borrower represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

2.01 Title.  The Borrower is the sole beneficial and legal owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral, and (b) the Liens expressly permitted by Section 6.02 of the Seller Credit Agreement.

2.02 Names, Etc.  The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of the Borrower as of the date hereof are correctly set forth in Annex 1.  Annex 1 correctly specifies (a) the place of business of the Borrower or, if the Borrower has more than one place of business, the location of the chief executive office of the Borrower, and (b) each location where any financing statement naming the Borrower as debtor is currently on file.

2.03 Changes in Circumstances.  The Borrower has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

2.04 Pledged Shares.  Annex 2 correctly identifies, as at the date hereof, the American Depositary Shares owned by the Pledgor and the Excluded Shares owned by the Pledgor.  The Pledged Shares owned by the Pledgor are, and all other Pledged Shares in which the Pledgor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Equity Interests issued by a corporation) and (ii) duly issued and outstanding (in the case of any Equity Interest in any other entity), and none of the Pledged Shares is or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the Company, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Transaction Documents, or under such organizational instruments).  Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Shares pledged by Pledgor to the Collateral Agent for the benefit of the Secured Parties as provided herein.

Section 3. Collateral.  This Agreement secures, and the Collateral is security for, the Secured Obligations.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Borrower hereby pledges to the Collateral Agent, and grants to the Collateral Agent for the benefit of the Secured Parties as hereinafter provided, a first priority security interest in all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being collectively referred to herein as “Collateral”):

(a) the Pledged Shares and the certificates representing the Pledged Shares;

(b) all securities, moneys or property representing a dividend on any of the Pledged Shares, or representing a distribution or capital reduction upon or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares (other than (i) until the earlier of (A) the Senior Debt Discharge Date (as defined in the Seller Credit Agreement) and (B) the execution and delivery of the Junior Pledge Agreement (as hereinafter defined) (without prejudice to the proviso to Section 5.1 of the Intercreditor Agreement), cash dividends and cash distributions on any of the Pledged Shares required to be deposited with HSBC Bank plc in the Collateral Agent’s Account (as such term is defined in the Senior Term Loan Agreement) and (ii) the Assigned Dividend, provided, however, that for the avoidance of doubt, the following shall be included in the Collateral pledged hereunder in respect of the Pledged Shares:  (x) distributions resulting from a capital reduction or from a stock split, reclassification or stock dividend and (y) any in-kind dividends or distributions in respect of the Pledged Shares);

(c) all Additional Shares and Rights; and

(d) all Proceeds of any of the Collateral, and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral.

Section 4. Further Assurances; Remedies.  In furtherance of the grant of the security interest pursuant to Section 3, the Borrower agrees with the Collateral Agent for the benefit of the Secured Parties as follows:

4.01 Delivery and Other Perfection.  The Borrower shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers and do such other acts and things as may be reasonably required by the Majority Lenders to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto, to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest or to otherwise fully effect the purposes of this Agreement, and without limiting the foregoing, shall:

(a) if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by the Borrower, forthwith deliver to the Collateral Agent any certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Majority Lenders may reasonably request or deem necessary, all of which thereafter shall be held by the Collateral Agent, pursuant to the terms of this Agreement, as part of the Collateral;

(b) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement;

(c) permit representatives of the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Collateral Agent to be present at the Borrower’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by the Borrower with respect to the Collateral, all in such manner as the Collateral Agent may reasonably require; and

(d) if the Deposit Agreement shall be terminated or any other event beyond the control of the Borrower shall occur as a result of which the American Depositary Shares shall be, or shall be required to be, exchanged for the Class D shares of the Company represented thereby, the Collateral Agent shall promptly execute and deliver a pledge agreement (“Junior Pledge Agreement”) substantially in the form of the Borrower Pledge Agreement (as such term is defined in the Senior Term Loan Agreement) and attached as Annex 3 hereto, which Junior Pledge Agreement shall provide a first-ranking pledge for the benefit of the Secured Parties hereunder on the Class D shares of the Company represented by the Pledged Shares, and cause the Class D Shares to be registered in the name of the Borrower, subject to the lien created pursuant to the Junior Pledge Agreement, provided that at the time of such registration the Borrower shall have executed and delivered to the Collateral Agent the Junior Pledge Agreement.  The Borrower shall use commercially reasonable efforts to cause the Company to (i) acknowledge the existence of a pledge of the Class D Shares of the Company under the Junior Pledge Agreement, (ii) cause the Caja de Valores S.A. or any other entity that keeps the registry of the Shares issued by the Company to register such pledge and (iii) take any other action necessary to perfect such pledge under applicable law and to permit the Collateral Agent to exercise its rights and remedies thereunder.  Until such time as the Borrower shall have executed and delivered the Junior Pledge Agreement, the Collateral Agent shall be entitled to hold the Class D Shares as Collateral pursuant to the terms of this Agreement.  The Borrower hereby acknowledges that the pledge of the Class D Shares of the Company under the Junior Pledge Agreement shall for all purposes constitute a continuation of the security interest created hereunder in the American Depositary Shares.

4.02 Other Financing Statements or Control.  The Borrower shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Collateral Agent is not named as the sole secured party for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Collateral Agent to have “control” (as defined in Section 9-106 of the NYUCC) of any Investment Property constituting part of the Collateral.

4.03 Preservation of Rights.  The Collateral Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

4.04 Pledged Shares.

(a) Subject to the last sentence of Section 6.03 of the Seller Credit Agreement, the Borrower will cause the Collateral to constitute at all times 100% of the total number of Equity Interests then outstanding owned by the Borrower, except for the Excluded Shares.

(b) So long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein; and the Collateral Agent shall execute and deliver to the Borrower or cause to be executed and delivered to the Borrower all such proxies, powers of attorney, dividend and other orders, and all such instruments received by it, without recourse, as the Borrower may reasonably request for the purpose of enabling the Borrower to exercise the rights and powers that it is entitled to exercise pursuant to this Section 4.04(b).

4.05 Remedies.

(a) Rights and Remedies Generally upon Default.  Upon the acceleration of the Loan following the occurrence of an Event of Default, the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and the Borrower agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i) the Collateral Agent in its discretion may, in its name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii) the Collateral Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii) the Collateral Agent may require the Borrower to cause the Pledged Shares to be transferred of record into the name of the Collateral Agent or of the Lenders or their respective nominees; and

(iv) the Collateral Agent may sell, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Borrower, any such demand, notice and right or equity being hereby expressly waived and released.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 4.05 shall be transferred to the account of the Collateral Agent (as such account may be established from time to time in accordance with the Seller Credit Agreement).  The Collateral Agent shall provide to the Borrower prompt notice of the establishment of any such account and all relevant account information for any such account.

(b) Certain Securities Act Limitations.  The Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  The Borrower acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that effecting a private sale in lieu of such public sale (as a result of, and as compelled by, such securities law restrictions) will not imply that such private sale, even if resulting in such prices and terms less favorable than such public sale solely by reason of being a private sale, shall not have been made in a commercially reasonable manner, and further agrees that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Notice.  The Borrower agrees that to the extent the Collateral Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

4.06 Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Borrower shall remain liable for any deficiency.

4.07 Locations; Names, Etc.  Without at least 30 days’ prior written notice to the Collateral Agent, the Borrower shall not (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

4.08 Private Sale.  The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 4.05 conducted in a commercially reasonable manner.  The Borrower hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09 Application of Proceeds.  The Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Collateral Agent under this Section 4, shall be transferred, by wire transfer of immediately available funds, to the designated account of the Collateral Agent for application thereof by the Collateral Agent as provided in the Seller Credit Agreement (the information relating to which account shall be provided by the Collateral Agent to the Borrower).

4.10 Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, and upon the occurrence of any event contemplated in Section 4.01(d), the Collateral Agent is hereby appointed the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Majority Lenders may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, (a) the Collateral Agent shall have the power to appoint any attorney-in-fact for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments that the Majority Lenders may deem necessary or advisable to accomplish the purposes hereof, (b) so long as the Collateral Agent shall be entitled under this Section 4 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Borrower representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and (c) the Collateral Agent shall have the power to arrange for, including by an agent, affiliate or nominee, to execute and deliver the Junior Pledge Agreement on behalf of the Borrower and carry out any action required to perfect the security interest created thereby, and to translate the power of attorney granted by this Section 4.10 and to incorporate it in a public deed by a notary public in Argentina.

4.11 Perfection and Recordation.  The Borrower authorizes the Lenders to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3.

4.12 Termination.  When all Secured Obligations shall have been paid in full and the Commitments of the Lenders under the Seller Credit Agreement shall have expired or been terminated, this Agreement shall terminate, and the Collateral Agent upon receipt of written notification thereof shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower.  The Collateral Agent shall also, at the expense of the Borrower, execute and deliver to the Borrower upon such termination such Uniform Commercial Code termination statements and such other documentation as shall be prepared by and reasonably requested by the Borrower to effect the termination and release of the Liens on the Collateral as required by this Section 4.12.

The rights and protections relating to the Collateral Agent set forth in Article VIII of the Seller Credit Agreement are expressly incorporated as if set forth herein in their entirety.

4.13 Releases.  The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other Person) any Lien covering any asset that has been disposed of pursuant to the last sentence of Section 6.03 of the Seller Credit Agreement or that has been disposed of with the written consent of Lenders (with a copy delivered to the Collateral Agent) in accordance with the Seller Credit Agreement.

Section 5. Miscellaneous.

5.01 Notices.  All notices, requests, consents and demands hereunder shall be in the English language (or accompanied by a certified translation) and in writing and telecopied or delivered to the intended recipient at its address specified pursuant to Section 9.01 of the Seller Credit Agreement and shall be deemed to have been given at the times specified in said Section 9.01.

5.02 No Waiver.  No failure or delay by any Secured Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Secured Parties hereunder are cumulative and are not exclusive of any rights, powers or remedies that the Secured Parties would otherwise have.

5.03 Amendments, Etc.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Borrower and the Collateral Agent (with the consent of the Lenders as specified in Section 9.02 of the Seller Credit Agreement).  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Borrower.

5.04 Costs and Expenses.

(a) The Borrower agrees to reimburse each of the Secured Parties for all costs and expenses incurred by them (including the fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Collateral Agent of any obligations of the Borrower in respect of the Collateral that the Borrower has failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Collateral Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 5.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

(b) The Borrower further agrees:  (i) to pay to the Collateral Agent from time to time such compensation as the Borrower and the Collateral Agent shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), (ii) except as otherwise expressly provided herein, to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith and (iii) to indemnify each of the Collateral Agent or any predecessor and their respective officers, employees, directors, counsel and agents for, and to hold them harmless against, any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Collateral Agent) arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Borrower or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 5.04(b), except to the extent that such loss, damage, claim, liability or expense is attributable to its, his or her own negligence or bad faith.

(c) In case of enforcement of the Collateral, the Collateral Agent shall be paid its fees, costs and expenses due and payable from the proceeds of such enforcement prior to distribution of such proceeds to the Lenders in accordance with the terms of the Loan Documents.

(d) The provisions of this Section 5.04 shall survive the termination of this Agreement.

5.05 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Secured Parties and the respective successors and assigns thereof (provided that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Collateral Agent).

5.06 Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

5.08 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

5.09 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.10 Captions.  The captions and Section headings appearing herein are included solely for convenience of reference, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

5.11 Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

             PETERSEN ENERGÍA, S.A.

             By_________________________________
                   Name:
                   Title:

            THE BANK OF NEW YORK
             as Collateral Agent

            By_________________________________
                  Name:
                  Title:

Acknowledged:

REPSOL YPF, S.A.
as Lender

By_________________________________
Name:
Title:

By_________________________________
Name:
Title:

ANNEX 1

FILING DETAILS

[See Sections 2.02 and 2.03 and 4.07]

CHIEF EXECUTIVE OFFICE AND MAILING ADDRESS

Petersen Energía, S.A.
Registered Office: Plaza Pablo Ruiz Picasso, 1, Torre Picasso, Planta 38
Madrid, Spain

Mailing Address and Chief Executive Office: c/o Grupo Petersen, Cerrito 740, Piso 1 (C1010AAP), Buenos Aires, Argentina

JURISDICTION OF ORGANIZATION

Petersen Energía, S.A., is a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain.

ORGANIZATIONAL ID NUMBER

CIF (Código de Identificación Fiscal): A-85174621

Annex 1-1

ANNEX 2

PLEDGED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	984245 10 0	Petersen Energía, S.A.	9,832,819

EXCLUDED SHARES

[See Section 2.04]

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	984245 10 0	Petersen Energía, S.A.	48,770,787

Annex 2-1

ANNEX 3

BORROWER PLEDGE AGREEMENT

[See Attached]

Annex 3-1

ANNEX 3 TO PLEDGE AND
SECURITY AGREEMENT

[Form of Borrower Pledge Agreement]

STOCK PLEDGE AGREEMENT dated as of [________] by and among (i) PETERSEN ENERGÍA, S.A., a sociedad anónima duly organized and validly existing under the laws of the Kingdom of Spain (the “Pledgor”); (ii) HSBC BANK PLC, a company duly organized and validly existing under the laws of the United Kingdom, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

WHEREAS, the Pledgor, certain lenders, Credit Suisse, London Branch, as Administrative Agent, and the Collateral Agent, are parties to a Credit Agreement dated as of February 21, 2008 (as from time to time amended, the “Credit Agreement”, a copy of which is attached hereto as Annex I), providing, subject to the terms and conditions thereof, for loans to be made to the Borrower in an aggregate principal amount not exceeding $1,026,000,000;

WHEREAS, to induce the Lenders to enter into the Credit Agreement and to make loans thereunder, the Pledgor has agreed to grant a security interest in the Collateral, as defined in the security agreement attached as Exhibit H to the Credit Agreement (the “Security Agreement”), as security for the Secured Obligations (as hereinafter defined), all as provided therein;

WHEREAS, the Pledgor has agreed to grant a security interest in the Pledged Shares (as hereinafter defined) as security for the Secured Obligations in addition to and as a continuation of the security interest created under the Security Agreement, all as provided herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms. Capitalized terms not defined herein shall have the meanings set forth in the Security Agreement or, if not defined therein, in the Credit Agreement, as the same may be amended or otherwise modified from time to time.

“Additional Shares” shall mean (i) any shares, rights or securities that the Pledgor is entitled to receive or that are payable under or in connection with the Pledged Shares until full repayment of the Secured Obligations, as a result of (without limiting the generality of the foregoing) any exchange, stock-split, dividends payable in kind (either in shares or otherwise), reserves, revaluations or other distribution of dividends paid in shares (“acciones liberadas”), merger, consolidation, spin-off, liquidation, dissolution, and/or any other reason or circumstance, and any shares or securities subscribed under the preemptive or accretion rights attached to the Pledged Shares; (ii) any securities delivered as a result of any reimbursement, amortization and/or reduction of capital stock by redemption, and/or reimbursement (either in whole or in part) of the Pledged Shares; (iii) any non-cash dividends or other non-cash income or distribution received or receivable from time to time in respect of the Pledged Shares or the Proceeds (excluding non-cash dividends or such other non-cash income to the extent permitted under the Loan Documents); and (iv) any rights arising from any  irrevocable capital contributions made by the Pledgor, but excluding Excluded Shares. For the avoidance of doubt, it is hereby agreed that for purpose of this definition any Additional Shares shall automatically be deemed a “Pledged Share”.

“Amount Payable” shall have the meaning set forth in Section 7 hereof.

“Argentine Collateral” shall mean the Pledged Shares and the Proceeds.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, NY, United States of America, London, England, Madrid, Spain and Buenos Aires, Argentina are authorized or required by law to remain closed and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Caja de Valores” shall mean Caja de Valores S.A. or any successor thereof or any other entity that replaces Caja de Valores S.A. as the entity that keeps the registry of shares of the Issuer.

“Civil Code” shall mean the Civil Code of Argentina.

“Commercial Code” shall mean the Commercial Code of Argentina.

“Companies Act” shall mean the Argentine Business Companies Act No. 19,550, as amended.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Dollar” or “U$S” shall mean the lawful currency of the United States of America.

“Event of Default” shall have the meaning set forth in the Credit Agreement.

“Excluded Shares” shall have the meaning set forth in the Credit Agreement.

“Issuer” shall mean YPF S.A., a sociedad anónima incorporated in Argentina.

“Lien” shall mean any right, title, claim or interest, by way of lien, pledge, charge, security interest, preferential agreement or, other encumbrances.

“Minimum Opening Price” shall have the meaning set forth in Section 7.

“Newly Acquired Shares” shall mean any share issued by the Issuer acquired by the Pledgor after the date hereof, but excluding Excluded Shares. For the avoidance of doubt, it is hereby agreed that for purposes of this definition any Newly Acquired Shares shall automatically be deemed a “Pledged Share”.

“Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pesos” shall mean the lawful currency of the Republic of Argentina.

“Pledge” shall have the meaning set forth in Section 2.

“Pledged Shares” shall mean the shares issued by the Issuer detailed in Annex II, together with the Newly Acquired Shares and the Additional Shares. For the avoidance of doubt, it is hereby agreed that for purposes of this definition any Excluded Shares shall not be deemed to constitute Pledged Shares.

“Proceeds” shall mean any cash proceeds payable under or in connection with the Pledged Shares including, without limiting the generality of the foregoing, any cash income or any amounts that the Pledgor is entitled to receive or that are payable under or in connection with the Pledged Shares, while this Agreement is in effect, as a result of any exchange, distributions of reserves, revaluations or other distribution in relation to the Pledged Shares, or as a result of a merger, spin-off, liquidation or dissolution or of any other circumstance related to the Pledged Shares, any funds delivered as a result of any reimbursement and/or reduction of capital stock by redemption or amortization (either in whole or in part) of the Pledged Shares.

“Registrar” shall mean Caja de Valores.

“Registrar’s Book” shall have the meaning set forth in Section 2(a)(ii).

“Secured Obligations” shall mean, collectively, all obligations of the Pledgor under the Loan Documents to pay the principal of and interest and Call Premium on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Loan Documents, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to the Pledgor under any bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Secured Parties” shall mean, collectively, the Lenders, the Administrative Agent and the Collateral Agent and, in each case, their respective successors and assigns.

SECTION 2.  Pledge of Argentine Collateral; Grant of Security Interest; Appointment of the Collateral Agent.  (a)(i) The Pledgor hereby grants to the Collateral Agent for the benefit of the Secured Parties, a first priority lien (prenda), pursuant to the terms of Article 580 et seq. of the Commercial Code, in the Pledged Shares (the “Pledge”), as collateral security for the full and timely payment (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, as well as the full and timely compliance with all and each of the obligations assumed hereunder.

(ii) To all legal effects and in order to comply with the provisions of Sections 213 et seq. of the Companies Act and, if applicable, with article 43 of the Registrar’s Operating Regulations (Reglamento Operativo de Caja de Valores S.A.), the Pledgor shall give notice to the Issuer of the creation of the Pledge and shall notify and use commercially reasonable efforts in order for the Registrar to register the Pledge on its books (the “Registrar’s Book”), in the name of the Collateral Agent or its nominee, for the benefit of the Secured Parties.

The Pledgor shall deliver to the Collateral Agent promptly but in no event later than (i) two (2) Business Days from the date hereof, a certified copy of the notice remitted to the Issuer (been such notice dully accepted by the Issuer), and (ii) five (5) Business Days from the date hereof, a certificate issued by the Registrar giving evidence of the registration of the Pledge in the Registrar’s Book.

(b) The Collateral Agent hereby accepts to act as Collateral Agent, to hold the Argentine Collateral for the benefit of the Secured Parties and to perform all the actions set forth in this Agreement.

(c) The Pledge herein provided for also extends to the Additional Shares, the Newly Acquired Shares and the Proceeds. The Pledgor shall give notice to the Issuer to register the Pledge in favor of the Collateral Agent over any Additional Shares simultaneously with the issuance of such Additional Shares and shall give notice to and use commercially reasonable efforts in order for the Registrar to register the Pledge over the Additional Shares in the Registrar’s Book, all in accordance with the paragraph (a) of this Section.

Upon acquisition of Newly Acquired Shares, the Pledgor shall give immediate notice to the Issuer of the creation of the Pledge over the Newly Acquired Shares and shall give notice to and use commercially reasonable efforts in order for the Registrar to register the Pledge over the Newly Acquired Shares on the Registrar’s Book. The incorporation of the Additional Shares, the Newly Acquired Shares and the Proceeds in the Pledge shall operate automatically and, therefore, no other act, contract, document and/or proceeding shall be necessary, except for the delivery thereof if such Pledged Shares are represented by certificates, and the formal requirements, registrations and other acts as may be required by applicable law.

(d) The Pledgor shall instruct the Issuer by public means (acto público) to deposit all Proceeds in the Collateral Agent’s Account. If the Proceeds are received by the Collateral Agent in pesos, the Collateral Agent shall, to the extent permitted by Argentine law, promptly convert such pesos into United States Dollars (“Dollars”) for deposit in the Collateral Agent’s Account at the exchange rate corresponding to the business day prior to the conversion date. If access by the Collateral Agent to the foreign exchange market for the acquisition of Dollars and its transfer outside of Argentina is limited by virtue of any law, rule, regulation or interpretation by a Governmental Authority, the Proceeds shall (i) be deposited into an account of the Collateral Agent maintained in Argentina or an account of any third party as instructed by the Collateral Agent and (ii) at the option of the Collateral Agent, be converted into free available Dollars, through (x) the purchase and sale of debt securities issued by the federal government of the Republic of Argentina denominated in Dollars or any other public or private bond or tradeable security quoted in any other foreign currency outside of Argentina or (y) any appropriate mechanism for the acquisition of Dollars in any exchange market. The Pledgor shall be responsible for the costs (including any loss due to unfavorable exchange rates) and expenses related to the export of such securities or the proceeds from the sale of such securities from Argentina and the sale of such securities or such proceeds outside Argentina to obtain freely available Dollars outside of Argentina in such amounts and on such dates as provided in the Credit Agreement.

SECTION 3.  Representations and Warranties.  Without prejudice to the representations and warranties made under the Credit Agreement and the Security Agreement, which shall be deemed repeated herein, the Pledgor makes the following additional representations and warranties:

(a) together with the execution of this Agreement, it has taken all necessary corporate action to authorize the execution, delivery and performance of, and the granting of the lien (prenda) on the Argentine Collateral pursuant to, this Agreement;

(b) this Agreement constitutes a legal, valid and binding obligation of the Pledgor enforceable against it in accordance with its terms;

(c) the execution, delivery and performance of this Agreement will not violate any requirement of law applicable to, or contractual obligation of, the Pledgor;

(d) the Pledged Shares represent [__] per cent of the issued and outstanding shares of the Issuer indicated in Annex II and are not subject to restrictions on transfer  or Liens, except as provided or permitted in the Security Agreement, the Transaction Documents, the Deposit Agreement or the by-laws of the Issuer;

(e) the Pledgor is the legal, beneficial owner of, and has good and marketable title to, the Pledged Shares and the Proceeds, free of any and all Liens or options in favor of, or claims of, any other Person, subject to the Lien provided for or permitted by this Agreement, the Security Agreement, the Deposit Agreement, the Transaction Documents or the by-laws of the Issuer;

(f) upon registration of the Pledge in the Registrar’s Book, the lien (prenda) granted pursuant to this Agreement will constitute a legal, valid and enforceable perfected lien (prenda) on the Pledged Shares, enforceable in accordance with its terms; and

(g) the Pledgor has taken all necessary corporate action, obtained all required authorizations and made all filings and registrations required to exercise its rights as shareholder of the Issuer, including without limitation, registration of the Pledgor  before the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19.550 for purposes of acting as a shareholder of an Argentine company and compliance with the annual reporting requirement pursuant to Regulation 07/2003 issued by the General Inspection of Corporations of the City of Buenos Aires.

SECTION 4.  Covenants.  The Pledgor covenants and agrees as follows:

(a) If the Pledgor shall, as a result of its ownership of the Pledged Shares, become entitled to receive or shall receive any Additional Shares or Newly issued Shares,  the Pledgor shall accept the same on behalf of the Collateral Agent for the benefit of the Secured Parties, hold the same in trust for the Collateral Agent for the benefit of the Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received having complied any formal requirements, registrations and acts required by law, subject to the terms hereof, as additional collateral security for the Secured Obligations, or if the Pledgor shall receive any dividends  the property or sums of money so distributed shall be delivered to the Collateral Agent to be held by it hereunder as Collateral for the Secured Obligations or if any book entry representing any Argentine Collateral is made under the name of the Pledgor without the simultaneous registration of the Pledge pursuant to Section 2 hereof, the Pledgor shall notify the Pledge over such Argentine Collateral to the Issuer and shall use commercially reasonable efforts in order for the Pledge be registered forthwith. If any sums of money or property so paid or distributed in respect of the Shares shall be received by the Pledgor, the Pledgor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, as Collateral  for the Secured Obligations.

(b) The Pledgor will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except: (i) Liens created pursuant to the Security Documents; (ii) Permitted Encumbrances; and (iii) Permitted Excluded Shares Liens, but only if all cash dividends and other cash distributions in respect of the Excluded Shares are deposited in the Collateral Agent’s Account.

(c) At any time and from time to time, upon the written request of the Collateral Agent, the Pledgor will, or will request the Issuer to promptly execute and deliver such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and enforcing the rights and powers herein granted.]

(d) The Pledgor shall maintain its registration before the Public Registry of Commerce of the City of Buenos Aires under Section 123 of Law 19.550 for purposes of acting as a shareholder of an Argentine company and timely comply with the annual reporting requirement pursuant to Regulation 07/2003 issued by the General Inspection of Corporations of the City of Buenos Aires.

                SECTION 5.  Voting Rights.  So long as no Event of Default shall have occurred and be continuing, the Pledgor shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the other Loan Documents or any other instrument or agreement referred to herein or therein, the other Loan Documents or any such other instrument or agreement referred to herein or therein; and the Collateral Agent shall execute and deliver to the Pledgor or cause to be executed and delivered to the Pledgor all such instruments, if any, as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to this Section 5.

SECTION 6.  Rights of the Collateral Agent.  If an Event of Default shall occur and be continuing (i) the Collateral Agent shall request the Pledgor to refrain from exercising any voting rights with respect to the Pledged Shares, and (ii) the Collateral Agent or its nominee will exercise all voting rights pertaining to the Shares at any meeting of shareholders of the Issuer or otherwise. In connection therewith, the Collateral Agent shall request the Pledgor to appoint the Collateral Agent as its true and lawful attorney, and agree to take any other action, including granting a power of attorney by means of a public notary, and executing any other documents as may be necessary to enable the Collateral Agent to exercise its rights hereunder for the benefit of the Secured Parties. The parties hereby agree that the provisions of Section 219 of the Companies Act may be waived by the parties’ agreement.

SECTION 7.  (a) Remedies.  Upon the acceleration of the Loans following the occurrence of an Event of Default, the Collateral Agent, for the benefit of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Agreement or the Security Agreement, all rights and remedies of a secured party on default under the laws of Argentina. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Pledgor, the Issuer or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may, in accordance with the provisions of the Security Agreement:

(i) transfer any Proceeds from time to time held by it to be applied by the Secured Parties to the payment in whole or in part of the Secured Obligations as set forth in the Loan Documents (hereinafter the “Amount Payable”) and, in case such Proceeds are not enough to pay in full such Amount Payable;

(ii) keep any and all dividends, interest and other distributions thereafter paid in respect of the Pledged Shares and deliver them to the Secured Parties or the person designated by them for application thereof to the Secured Obligations in accordance with the provisions of the Loan Documents;

(iii) sell the Pledged Shares following, at the exclusive option of the Collateral Agent, any (or a combination) of the following procedures:

(A) in any stock exchange or over the counter market, by means of a broker-dealer or any of the procedures permitted (including auctions);

(B) in an auction pursuant to Section 585 of the Commercial Code called for by the Collateral Agent with 10 (ten) calendar days notice, by means of a 5 (five) days publication in one or more of the following newspapers: Clarín, La Nación and Ambito Financiero (or in any other newspapers qualified under applicable law for such publication). The minimum opening price shall not be lower than the Amount Payable that has not been canceled by means of the application of the Proceeds pursuant to the provisions of Section 7 (a) (i) hereof plus any costs, expenses commissions, taxes, fees in relation to the auction and sale of the Argentine Collateral (the “Minimum Opening Price”). The price shall be paid in cash. If no offers, equal to or higher than such Minimum Opening Price are received at the auction, the auction shall be adjourned for 10 (ten) days and at such adjourned auction, the minimum opening price shall be not lower than fifty percent (50%) of the Minimum Opening Price. If no offers, equal to or higher than fifty percent (50%) of the Minimum Opening Price are received at this auction, the auction shall be adjourned for 10 (ten) days and at any such adjourned auction, there shall be no minimum opening price.

          The Pledgor shall be given 10 (ten) calendar days notice of the first auction. In no case (not even at the adjourned auction) shall the Argentine Collateral be transferred at the auction to the Pledgor or any of its Affiliates at a price lower than the Minimum Opening Price; or

(C) at private sale, for cash, upon credit or for future delivery, and as otherwise permitted by applicable law. Sales in privately negotiated transactions are hereby expressly authorized by the Pledgor and may be made at a price negotiated by the Collateral Agent in good faith. The Collateral Agent is authorized, in connection with any such sale, if it deems it advisable so to do:

(1) to restrict the prospective bidders on or purchasers of any of the Pledged Shares to a limited number of investors;

(2) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with any law; or

(3) to make such sales over a time period not to exceed six months in one lot as an entirety or in separate parcels, as the Collateral Agent may determine with the purpose of avoiding significant disruptions in the price of the Pledged Shares; or

(iv) appropriate the Argentine Collateral for the benefit of the Secured Parties in accordance with the provisions of Section 3,223 of the Civil Code.

(b) The Pledgor hereby agrees that the Collateral Agent shall have no responsibility before the Pledgor for the prices obtained in the case of foreclosure of the Pledged Shares conducted in a commercially reasonable manner.

(c) Remedies - Collateral Agent’s Powers. The Collateral Agent may, without notice or publication, adjourn any public or private sale or auction pursuant to Section 585 of the Commercial Code or cause any of the same to be adjourned from time to time by announcement at the time and place fixed for the sale or auction, and such sale or auction may be made at any time or place to which any of the same may be so adjourned. In case of any sale of all or any part of the Pledged Shares on credit or future delivery, the Pledged Shares so sold may be retained by the Collateral Agent until the price for the Pledged Shares sold is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Shares so sold and, in case of any such failure, such Pledged Shares may again be sold upon like notice.

(d) Remedies - Transfer of Argentine Collateral. Upon payment of the purchase price for the Pledged Shares by the purchaser or purchasers thereof, the Pledgor (or the Collateral Agent on its behalf pursuant to the power of attorney granted under Section 9 herein) shall transfer the Pledged Shares to such purchaser or purchasers and the Pledgor hereby binds itself to notify the Issuer and the Registrar to make the corresponding entry in the Registrar’s Book and to take all request steps and/or proceedings and make all the filings with any Argentine governmental authority that may be necessary, in the Collateral Agent's reasonable opinion, to perfect the execution and transfer of the Pledged Shares.

(e) Remedies -. If any notice of a proposed sale or other disposition of the Argentine Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 (ten) days before such sale or other disposition. All waivers by the Pledgor of rights (including rights to notice), and all rights and remedies afforded to the Collateral Agent and the Secured Parties herein, and all other provisions of this Agreement, are expressly made subject to any applicable mandatory provisions of law limiting, or imposing conditions (including conditions as to reasonableness) upon, such waivers or the effectiveness thereof or any such rights and remedies. Any sale or other disposition of the Argentine Collateral and the possession thereof by the Collateral Agent shall be in compliance with all provisions of applicable law.

(f) Remedies - Further Assurances. The Pledgor further agree to reasonably use its reasonable efforts to do or cause to be done all such other acts as may be necessary to expedite such sale or sales of all or any portion of the Argentine Collateral, and to make such sale or sales, pursuant to Section 7 valid and binding and in compliance with any and all other applicable requirements of law.

(g) Remedies - Additional Covenant. The Pledgor covenants and agrees that it will, or will instruct the Issuer to act, execute and deliver such documents and take such other action, as the Collateral Agent deems reasonably necessary or advisable in order that any such sale may be in compliance with law.

(h) Remedies - Application of Proceeds. Once the sale is concluded, all proceeds thereof shall be transferred to the Administrative Agent’s Account in accordance with Section 4.09 of the Security Agreement.

If the proceeds of the sale, are higher than the Amount Payable, then the Collateral Agent shall deliver an amount equal to such Amount Payable to the Secured Parties to be applied to the satisfaction of the entire Amount Payable, and shall deposit the remaining amount in the account indicated in writing by the Pledgor provided, however, that in no event shall the Pledgor be entitled to any such amounts if the Secured Obligations then owing to the Collateral Agent and the Secured Parties have not been paid in full.

(i) Remedies - Secured Parties’ Powers. The Secured Parties may take part as a bidder in the private or public sale of, or auction to sell the Argentine Collateral, in which case, the Secured Parties will be entitled to set-of any outstanding amount under the Secured Obligations with the Amount Payable.

SECTION 8. Cumulative Rights. The rights, powers and remedies of each party under this Agreement shall be in addition to all rights, powers and remedies given to each party by the Loan Documents, or other security agreement, or by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Pledge of either party in the Argentine Collateral.

SECTION 9. Collateral Agent Appointed Attorney-in-Fact of the Pledgor; Powers Coupled with an Interest.  (b)  The Pledgor hereby appoints the Collateral Agent as its attorney-in-fact, with full authority in the place and stead of it and in the name of the Pledgor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purpose of this Agreement (subject to the rights of the Pledgor under Section 5 hereof), including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any dividend or other distribution  in respect of the Argentine Collateral or any part thereof and to give full discharge for the same.

(c)  All authorizations and agencies herein contained with respect to the Argentine Collateral are irrevocable and powers coupled with an interest for so long as any obligations under the Secured Obligations remain outstanding.

(d)  If any of the Pledgor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 4 (e) hereof.

SECTION 10.  Resignation or Removal of the Collateral Agent. Rights and Obligations of the Collateral Agent.  The Collateral Agent may resign or be removed as provided in the Loan Documentation, and shall act in accordance with the provisions set forth therein.

SECTION 11.  Termination and Release.  When the Secured Obligations have been paid in full, this Agreement shall terminate and the security interests created hereby shall be released and cancelled by the Collateral Agent. The Collateral Agent, upon the Pledgor' request and at the Pledgor' expense, shall promptly deliver to the Pledgor, all documents reasonably necessary to evidence such release.

The Collateral Agent shall be deemed to have automatically released (without the need for any further action by the Borrower or any other person) the lien (prenda) over the Argentine Collateral from the Collateral pursuant to clause (x) of the proviso to Section 5.10(a) of the Credit Agreement.

SECTION 12.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived they are hereby waived by the Pledgor and the Collateral Agent to the full extent permitted by law so that this Agreement shall be deemed a valid, binding agreement, and the security interest created hereby shall constitute a continuing first lien (prenda) on and first perfected security interest in the Argentine Collateral, in each case enforceable in accordance with its terms.

SECTION 13.  Headings.  The paragraph, section and caption headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 14.  No Waiver.  No delay or waiver on the part of the Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

SECTION 15.  Amendments.  The terms of this Agreement may be waived, or amended or modified only by an instrument in writing duly executed by the Pledgor and the Collateral Agent (with the consent of the Lenders as specified in Section 9.02 of the Credit Agreement).  Any such waiver, amendment or modification shall be binding upon the Secured Parties and the Pledgor.

SECTION 16.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered to the addresses indicated on the signature page hereto by carta documento, through a notary public or by certified email or courier, to the following addresses:

if to the Pledgor, to it at [__________]; and

if to the Collateral Agent, to it at [__________].

SECTION 17.  Authority of the Collateral Agent. The Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by such agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgor, the Collateral Agent shall be conclusively presumed to be acting for the benefit of the Secured Parties with full and valid authority to so act or refrain from acting, and the Pledgor shall be under no obligation or have any entitlement to make any inquiry respecting such authority.

SECTION 18. Integration.  Except for the provisions of the Loan Documents, this   Agreement represents the agreement of the Pledgor and the Collateral Agent, for the benefit of the Secured Parties, with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Parties relative to subject matter hereof not expressly set forth or referred to herein in the Loan Documents.

SECTION 19.  Governing Law.  This Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the Republic of Argentina.

SECTION 20.  No Duty on Collateral Agent's Part.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent's interests in the Argentine Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its shareholders, officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for its own gross negligence or willful misconduct, and specifically disclaims any liability for negligence.

SECTION 21.  Successors and Assigns. Without prejudice to the Credit Agreement, this Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and no other person shall be entitled to any of the benefits of this Agreement. The Pledgor may not assign its rights, interests or obligations hereunder without the prior written consent of the Collateral Agent.

SECTION 22.  Agents and Attorneys-in-Fact.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

SECTION 23.  Submission To Jurisdiction; Waivers.  The Pledgor hereby irrevocably and unconditionally (to the maximum extent not prohibited by law):

(a)  submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Tribunales Ordinarios en lo Comercial de la Ciudad de Buenos Aires and appellate courts thereof;

(b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(c)  waives any motions requesting the plaintiff to post a bond to cover the costs of the complaint (excepción de arraigo).

SECTION 24.  Language.  This Agreement has been executed in the English language.  Notwithstanding this, a Spanish translation of this Agreement is attached hereto as Annex III for purposes of filings before Argentine Governmental Authorities.  All documents to be delivered by any Party hereto pursuant to the terms of this Agreement shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the other party hereto shall have the right to rely for all purposes under this Agreement.

IN WITNESS WHEREOF, three counterparts of this Agreement are executed and delivered as of the date first above written.

          PETERSEN ENERGÍA, S.A.

          By_______________________________
                Name:
                Title:

         HSBC BANK PLC,
                as Collateral Agent

         By_______________________________
               Name:
               Title:

ANNEX I

Credit Agreement

ANNEX II

Pledged Shares

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

Excluded Shares

Type of Shares	Issuer	CUSIP #	Registered Owner	# of Shares
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

ANNEX III

Spanish Translation
ANEXO A
al Acuerdo de Garantía

[Modelo de Contrato de Prenda del Prestatario]

CONTRATO DE PRENDA DE ACCIONES de fecha [________] celebrado entre (i) PETERSEN ENERGÍA, S.A., sociedad anónima debidamente constituida y que gira válidamente conforme a las leyes del Reino de España (el “Deudor Prendario”); (ii) HSBC BANK PLC, sociedad debidamente constituida y que gira válidamente conforme a las leyes del Reino Unido, en calidad de Agente de la Garantía de las Partes Garantizadas (según se define más adelante) (en tal carácter, junto con sus sucesores en tal carácter, el “Agente de la Garantía”).

CONSIDERANDO

Que el Deudor Prendario, algunos prestamistas, Credit Suisse, London Branch, en calidad de Agente Administrativo, y el Agente de la Garantía son partes de un Contrato de Préstamo de fecha 21 de febrero de 2008 (y sus modificatorias, el “Contrato de Préstamo”, copia del cual se adjunta al presente en carácter de Anexo I), en el que se establece, con sujeción a los términos y condiciones de aquél, que se otorgarán préstamos al Prestatario por un monto total de capital no superior a $1.026.000.000;

Que, para inducir a los Prestamistas a celebrar el Contrato de Préstamo y otorgar los préstamos en virtud de él, el Deudor Prendario ha aceptado otorgar un derecho de garantía sobre los Bienes de la Garantía, según se definen en el acuerdo de garantía que se adjunta como Anexo H al Contrato de Préstamo (el “Acuerdo de Garantía”), en calidad de garantía de las Obligaciones Garantizadas (según se definen más adelante), todo según se dispone en ese documento; y

Que, el Deudor Prendario ha aceptado otorgar un derecho de garantía sobre las Acciones Prendadas (conforme se las define en el presente) como garantía de las Obligaciones Garantizadas y en forma adicional al derecho de garantía creado en virtud del Acuerdo de Garantía y como continuación de éste, todo según lo dispuesto en este documento;

POR LO TANTO, en virtud de las promesas, las declaraciones, las garantías y los acuerdos recíprocos estipulados en el presente y de otra contraprestación válida y onerosa, cuya carta de pago se extiende mediante el presente, las partes del presente acuerdan lo siguiente:

ARTÍCULO 1. Términos definidos. Los términos en mayúscula que no se definen en el presente tendrán los significados que se indican en el Acuerdo de Garantía o, si allí no se definieran, en el Contrato de Préstamo, y sus futuras modificaciones.

“Acciones Adicionales” significará (i) todas las acciones, derechos o títulos valores que el Deudor Prendario tuviera derecho a recibir o que debieran abonarse en virtud de las Acciones Prendadas, o con relación a éstas, hasta la cancelación total de las Obligaciones Garantizadas, como resultado (sin limitar la generalidad de lo antedicho) de un canje o división de acciones, dividendos a pagar en especie (ya sea en acciones o de algún otro modo), reservas, re-valuaciones o cualquier otra distribución de dividendos en acciones liberadas, fusión, absorción, escisión, liquidación, disolución y/o cualquier otro motivo o circunstancia, y las acciones o títulos valores suscritos en virtud de derechos de suscripción preferencial o de acrecer inherentes a las Acciones Prendadas; (ii) todos los títulos valores entregados como resultado de un reembolso, amortización y/o reducción de capital por rescate, y/o reembolso (ya sea en forma total o parcial) de las Acciones Prendadas; (iii) los dividendos distintos de efectivo o las distribuciones o ingresos distintos de efectivo recibidos o por recibir oportunamente respecto de las Acciones Prendadas o el Producido (excluidos los dividendos distintos de efectivo y otros ingresos distintos de efectivo en la medida de lo permitido en virtud de los Documentos del Préstamo); y (iv) los derechos que surjan de los aportes irrevocables realizados por el Deudor Prendario, pero con exclusión de las Acciones Excluidas. Para evitar dudas, se acuerda por el presente que, a los efectos de esta definición, las Acciones Adicionales se considerarán automáticamente “Acciones Prendadas”.

“Monto a Pagar” tendrá el significado que se le asigna en el Artículo 7 del presente.

“Garantía en Argentina” significará las Acciones Prendadas y el Producido.

“Día Hábil” significará todo día distinto de un sábado, domingo o cualquier otro día en el que los bancos comerciales de Nueva York, NY, Estados Unidos de América, Londres, Inglaterra, Madrid, España, o Buenos Aires, Argentina, estén autorizados a permanecer cerrados o deban permanecer cerrados por ley, en los que también se realicen operaciones con depósitos en Dólares en el mercado interbancario de Londres.

“Caja de Valores” significará Caja de Valores S.A. o cualquier sucesora de ésta o cualquier otra entidad que reemplace a Caja de Valores S.A. como entidad que lleva el registro de las acciones del Emisor.

“Código Civil” significará el Código Civil de Argentina.

“Código de Comercio” significará el Código de Comercio de Argentina.

“Ley de Sociedades” significará la Ley de Sociedades de Argentina N° 19.550 y sus modificatorias.

“Contrato de Préstamo” tendrá el significado que se le asigna en los considerandos.

“Dólar” o “USD” significará la moneda de curso legal en los Estados Unidos de América.

“Supuesto de Incumplimiento” tendrá el significado que se le asigna en el Contrato de Préstamo.

“Acciones Excluidas” tendrá el significado que se le asigna en el Contrato de Préstamo.

“Emisor” significará YPF S.A., sociedad anónima constituida en Argentina.

“Gravamen” significará todo derecho, título o reclamo, ya sea en forma de gravamen, prenda, garantía, acuerdo preferencial o cualquier otra carga.

“Precio Base” tendrá el significado que se le asigna en el Artículo 7.

“Nuevas Acciones Adquiridas” significará las acciones emitidas por el Emisor adquiridas por el Deudor Prendario con posterioridad a la fecha del presente, pero con exclusión de las Acciones Excluidas. Para evitar dudas, por el presente se acuerda que, a los efectos de esta definición, las Nuevas Acciones Adquiridas se considerarán automáticamente “Acciones Prendadas”.

“Persona” significará toda persona física, sociedad de personas, sociedad por acciones (incluidos los fideicomiso, sociedad de hecho, joint ventures, sociedad de responsabilidad limitada o cualquier otra entidad, o un gobierno o cualquier subdivisión política u organismo de ese gobierno.

“Pesos” significará la moneda de curso legal en la República Argentina.

“Prenda” tendrá el significado que se le asigna en el Artículo 2.

“Acciones Prendadas” significará las acciones emitidas por el Emisor que se detallan en el Anexo II, junto con las Nuevas Acciones Adquiridas y las Acciones Adicionales. Para evitar dudas, por el presente se acuerda que, a los efectos de esta definición, las Acciones Excluidas no se considerarán Acciones Prendadas.

“Producido” significará los fondos en efectivo a pagar en virtud de las Acciones Prendadas o en relación con éstas, incluyendo sin limitar la generalidad de lo antedicho, los ingresos en efectivo o los montos que el Deudor Prendario tuviera derecho a recibir o que deban abonarse en virtud de las Acciones Prendadas o en relación con éstas durante la vigencia del presente Contrato, como resultado de un canje, distribución de reservas, re-valuaciones o cualesquiera otras distribuciones relativas a las Acciones Prendadas, o como resultado de una fusión, escisión, liquidación o disolución o de cualquier otra circunstancia relativa a las Acciones Prendadas, los fondos entregados como resultado de algún reembolso y/o reducción de capital por rescate o cancelación (ya sea total o parcial) de las Acciones Prendadas.

“Encargado de Registro” significará Caja de Valores.

“Libro del Encargado de Registro” tendrá el significado que se le asigna en el Artículo 2(a)(ii).

“Obligaciones Garantizadas” significará, en su conjunto, todas las obligaciones del Deudor Prendario en virtud de los Documentos del Préstamo de abonar el capital y los intereses y la Prima de Compra de los Préstamos y todos los honorarios, pagos de indemnidad y otros montos, cualquiera sea su naturaleza, ya sean éstos directos o indirectos, absolutos o contingentes, presentes o futuros adeudados a las Partes Garantizadas o cualquiera de ellos en virtud de los Documentos del Préstamo, incluidos los intereses y gastos relacionados con ellos, incluyendo sin limitación los intereses o gastos devengados o que surjan con posterioridad al inicio de algún proceso con respecto al Deudor Prendario en virtud de alguna ley de quiebras o insolvencia (ya sea que esos intereses o gastos se admitan o no como créditos total o parcialmente en dicho proceso).

“Partes Garantizadas” significará, en su conjunto, los Prestamistas, el Agente de Administración y el Agente de la Garantía y, en cada caso, sus respectivos sucesores y cesionarios.

Los términos “del presente”, “en el presente” o cualquier referencia al “presente” deberán entenderse referidos a este contrato (el “Contrato de Prenda”), salvo que se indique expresamente de otro modo o por el contexto quepa razonablemente interpretarlo de otro modo.

ARTÍCULO 2. Prenda sobre la Garantía en Argentina. Creación de un derecho de garantía. Designación del Agente de la Garantía. (a)(i) El Deudor Prendario por el presente crea a favor del Agente de la Garantía, en beneficio de las Partes Garantizadas, una prenda en primer grado de conformidad con el Artículo 580 y siguientes del Código de Comercio respecto de las Acciones Prendadas (la “Prenda”), como garantía del cumplimiento pleno y puntual (ya sea en el vencimiento establecido, por caducidad de los plazos o de algún otro modo) de las Obligaciones Garantizadas, como también del cumplimiento pleno y puntual de todas y cada una de las obligaciones contraídas en virtud del presente.

(ii) A todo efecto legal y con el fin de cumplir con las disposiciones de los Artículos 213 y subsiguientes de la Ley de Sociedades Comerciales N° 19.550 y, si fuese aplicable, con el art. 43 del Reglamento Operativo de la Caja de Valores S.A., el Deudor Prendario notificará al Emisor la constitución de la Prenda y notificará y utilizará todos los esfuerzos razonables para que el Encargado de Registro inscriba la Prenda en sus libros (el “Libro del Encargado de Registro”) a nombre del Agente de la Garantía o quien éste designe, en beneficio de las Partes Garantizadas.

El Deudor Prendario se obliga a enviar en forma inmediata pero en ningún caso mayor al plazo de (i) 2 (dos) días hábiles desde la firma del presente, (i) una copia certificada de la notificación remitida al Emisor (una vez que haya sido debidamente aceptada por el Emisor), y (ii) 5 (cinco) días hábiles desde la firma del presente, un certificado emitido por el Encargado de Registro acreditando el registro de la prenda en los Libros del Encargado de Registro.

(b) El Agente de la Garantía por el presente acepta actuar como Agente de la Garantía, a fin de conservar la Garantía en Argentina en beneficio de las Partes Garantizadas y de realizar todos los actos que se establecen en el presente Contrato.

(c) La Prenda que se prevé en el presente también se extiende a las Acciones Adicionales, las Nuevas Acciones Adquiridas y el Producido. El Deudor Prendario notificará al Emisor para que inscriba la Prenda a favor del Agente de la Garantía respecto de las Acciones Adicionales simultáneamente con la emisión de dichas Acciones Adicionales y le cursará notificación al Encargado de Registro para que éste inscriba la Prenda sobre las Acciones Adicionales en el Libro del Encargado de Registro y empleará esfuerzos razonables para que así se haga, todo ello de conformidad con el párrafo (a) de este ARTÍCULO 2.

Cuando se adquieran Nuevas Acciones Adquiridas, el Deudor Prendario cursará inmediata notificación al Emisor de la creación de la Prenda respecto de las Nuevas Acciones Adquiridas y le cursará notificación al Encargado de Registro para que éste inscriba la Prenda sobre las Nuevas Acciones Adquiridas en el Libro del Encargado de Registro y empleará esfuerzos razonables para que así se haga. La incorporación de las Acciones Adicionales, las Nuevas Acciones Adquiridas y el Producido en la Prenda tendrá efecto automático y, por lo tanto, no será necesario realizar ningún otro acto ni procedimiento, ni otorgar ningún otro contrato o documento, con excepción de la entrega de ellas si las Acciones Prendadas estuvieran representadas por certificados, y los requisitos de forma, inscripción y cualquier otro acto que exija la ley aplicable.

(d) El Deudor Prendario le dará instrucciones al Emisor, a través de un Escribano Público, para que deposite todo el Producido en la Cuenta del Agente de la Garantía. Si el Agente de la Garantía recibiera el Producido en pesos, el Agente de la Garantía deberá, dentro de lo permitido por las leyes de Argentina, convertir inmediatamente esos pesos por Dólares estadounidenses (“Dólares”), para depositarlos en la Cuenta del Agente de la Garantía, al tipo de cambio aplicable el día hábil anterior a la fecha de conversión. Si alguna ley, norma, regulación o interpretación de Autoridades Gubernamentales limitara el acceso del Agente de la Garantía al mercado de cambios para adquirir los Dólares y transferirlos al exterior, el Producido deberá (i) depositarse en una cuenta que el Agente de la Garantía tenga en Argentina o en una cuenta de algún tercero que indique el Agente de la Garantía y (ii) a discreción del Agente de la Garantía, convertirse a Dólares de libre disponibilidad a través de (x) la compra o venta de títulos de deuda emitidos por el gobierno nacional de la República Argentina denominados en Dólares o de cualquier otro bono público o privado o título negociable que cotice en cualquier otra moneda extranjera fuera de Argentina o (y) algún mecanismo apropiado para adquirir Dólares en cualquier mercado de cambios. El Deudor Prendario tendrá a su cargo los costos (incluidas las pérdidas incurridas por tipos de cambio desfavorables) y los gastos relativos a la exportación de dichos títulos o el producido de la venta de dichos títulos de Argentina y la venta de dichos títulos o producido fuera de Argentina para obtener Dólares de libre disponibilidad fuera de Argentina por los montos y en las fechas –así como de conformidad con los términos y condiciones– que se establezcan en el Contrato de Préstamo.

ARTÍCULO 3. Declaraciones y Garantías. Sin perjuicio de las declaraciones y garantías efectuadas en virtud del Contrato de Préstamo y del Acuerdo de Garantía, que se considerarán repetidas en el presente, el Deudor Prendario realiza las siguientes declaraciones y garantías adicionales:

(a) junto con la suscripción del presente Contrato, el Deudor Prendario ha realizado todos los actos societarios necesarios para autorizar el otorgamiento, la creación y el cumplimiento de la prenda sobre la Garantía en Argentina, de acuerdo con el presente Contrato;

(b) este Contrato constituye fuente de obligaciones lícitas, válidas y vinculantes para el Deudor Prendario, exigible al Deudor Prendario de conformidad con los términos del presente;

(c) la celebración y el cumplimiento de este Contrato no viola alguna ley aplicable al Deudor Prendario ni obligaciones contractuales del Deudor Prendario;

(d) las Acciones Prendadas representan [__] % (_______por ciento) de las acciones emitidas y en circulación del Emisor que se indica en el Anexo II y no se encuentran sujetas a restricciones a la transferencia o Gravámenes, con excepción de lo dispuesto o permitido en el Acuerdo de Garantía, los Documentos de la Operación, el Contrato de Depósito o el estatuto del Emisor;

(e) el Deudor Prendario es el titular de registro y el beneficiario, o tiene título suficiente, de las Acciones Prendadas y el Producido, libre de todo Gravamen u opción a favor de otras Personas y libre de todo reclamo de cualquier otra Persona, sujeto al Gravamen establecido o permitido en este Contrato, el Acuerdo de Garantía el Contrato de Depósito, los Documentos de la Operación o el estatuto del Emisor;

(f) cuando se realice la inscripción de la Prenda en el Libro del Encargado de Registro, la prenda creada de conformidad con este Contrato constituirá una prenda lícita, válida y exigible sobre las Acciones Prendadas, exigible de conformidad con sus términos; y

(g) el Deudor Prendario ha realizado todos los actos societarios necesarios, obtenido todas las autorizaciones necesarias y realizado todas las presentaciones e inscripciones exigidas para ejercer sus derechos como accionista del Emisor incluidas, entre otras, la inscripción del Deudor Prendario ante el Registro Público de Comercio de la Ciudad de Buenos Aires en virtud del artículo 123 de la ley 19.550 a los fines de actuar como accionista de una sociedad argentina, y ha cumplido con la presentación anual exigida por la Resolución General 07/2003 de la Inspección General de Justicia de la Ciudad de Buenos Aires.

ARTÍCULO 4. Obligaciones. Serán obligaciones del Deudor Prendario:

(a) Si, (i) como consecuencia de ser el titular de las Acciones Prendadas, el Deudor Prendario tuviese derecho a recibir o recibiese Acciones Adicionales o nuevas Acciones, el Deudor Prendario las aceptará en nombre del Agente de la Garantía para beneficio de las Partes Garantizadas, y las poseerá en nombre del Agente de la Garantía para beneficio de las Partes Garantizadas y las entregará inmediatamente al Agente de la Garantía exactamente en la misma forma en las que las ha recibido y luego de haber cumplido con todos los requisitos formales, inscripciones y actos exigidos por ley, sujeto a los términos del presente, como garantía adicional de las Obligaciones Garantizadas, o (ii) si el Deudor Prendario percibiese dividendos, los bienes o montos distribuidos serán entregados al Agente de la Garantía para que los posea en virtud del presente como Garantía de las Obligaciones Garantizadas o (iii) si se realizará un asiento a nombre del Deudor Prendario que represente cualquier Garantía en Argentina sin la inscripción simultánea de la Prenda de conformidad con el Artículo 2 del presente, el Deudor Prendario notificará la Prenda sobre la Garantía en Argentina al Emisor y empleará esfuerzos razonables para que la Prenda se inscriba en forma inmediata. Si el Deudor Prendario recibiese cualquier monto o bien pagado o distribuido respecto de las Acciones, el Deudor Prendario poseerá esos montos o bienes, hasta que sean entregados al Agente de la Garantía,  para beneficio de las Partes Garantizadas, como Garantía de las Obligaciones Garantizadas.

(b) El Deudor Prendario no (i) creará o permitirá que se cree un Gravamen, sobre cualquier activo o propiedad que posee actualmente y/o que en el futuro adquiera, ni cederá o venderá ningún ingreso (incluyendo sin limitación sus créditos) o derechos con respecto a lo anterior, excepto: (i) Gravámenes constituidos de conformidad con los Documentos de Garantía; (ii) Gravámenes Permitidos; y (iii) Acciones Prendadas Excluidas y Permitidas, pero sólo si el importe de los dividendos y el importe de las distribuciones con respecto a las Acciones Excluidas son depositados en la Cuenta del Agente de Garantía.

(c) En cualquier momento y mediando pedido por escrito del Agente de la Garantía, el Deudor Prendario firmará en forma inmediata, o solicitará al Emisor que firme en forma inmediata, los instrumentos y documentos y realizará los actos que solicite el Agente de la Garantía en forma razonable a fin de obtener o preservar todos los beneficios de este Contrato y exigir el cumplimiento de los derechos y facultades establecidos en el presente.

(d) El Deudor Prendario mantendrá su inscripción ante el Registro Público de Comercio de la Ciudad de Buenos Aires en virtud del artículo 123 de la Ley 19.550 a los fines de actuar como accionista de una sociedad argentina, y cumplirá puntualmente con la presentación anual exigida por la Resolución General 07/2003 de la Inspección General de Justicia de la Ciudad de Buenos Aires.

ARTÍCULO 5. Derechos de voto. En tanto no se haya producido y permanezca sin subsanar un Supuesto de Incumplimiento, el Deudor Prendario tendrá derecho a ejercer todos los derechos de voto o contractuales o facultades que surjan de la titularidad de las Acciones Prendadas con fines que no sean incongruentes con los términos de este Contrato, los otros Documentos del Préstamo o cualquier otro instrumento o acuerdo a que se haga referencia; y el Agente de la Garantía firmará y entregará al Deudor Prendario o hará que se firmen y entreguen al Deudor Prendario todos los instrumentos, si los hubiera, que el Deudor Prendario pueda solicitar razonablemente a los fines de permitir al Deudor Prendario ejercer los derechos y facultades que tiene derecho a ejercer de conformidad con este Artículo 5.

ARTÍCULO 6. Derechos del Agente de la Garantía. En caso de que se produzca un Supuesto de Incumplimiento y mientras permanezca sin subsanar (i) el Agente de la Garantía solicitará al Deudor Prendario que se abstenga de ejercer los derechos de voto respecto de las Acciones Prendadas, y (ii) el Agente de la Garantía o la persona que éste designe ejercerá todos los derechos de voto otorgados por las Acciones en cualquier asamblea de accionistas del Emisor o en cualquier otra situación. En relación con ello, el Agente de la Garantía solicitará al Deudor Prendario que lo nombre como su apoderado y que realice cualquier otro acto, incluso el otorgamiento de un poder por escritura pública, y que firme cualquier otro documento que sea necesario para permitir al Agente de la Garantía ejercer sus derechos en virtud del presente para beneficio de las Partes Garantizadas. Las partes del presente establecen que mediante acuerdo de partes podrá renunciarse a las disposiciones del artículo 219 de la Ley de Sociedades.

ARTÍCULO 7. (a) Recursos. En caso de caducidad de los plazos de los Préstamos como resultado de la ocurrencia de un Supuesto de Incumplimiento, el Agente de la Garantía, para beneficio de las Partes Garantizadas, podrá ejercer, además de todos los otros derechos y recursos otorgados en el presente Contrato y el Acuerdo de Garantía, todos los derechos y recursos de una parte garantizada en el caso de un incumplimiento en virtud de las leyes de Argentina. Sin limitar la generalidad de lo anterior, el Agente de la Garantía, sin cursar o realizar aviso de incumplimiento, intimación, presentación, protesto, publicación de aviso o notificación de cualquier otro tipo (excepto alguna notificación exigida por ley) al Deudor Prendario, al Emisor o a cualquier otra Persona (por el presente se renuncia al derecho a recibir esas intimaciones, presentaciones, protestos, avisos o notificaciones), podrá, de conformidad con las disposiciones del Acuerdo de Garantía:

(i) transferir cualquier Producido que tenga en su poder para que sea aplicado por las Partes Garantizadas al pago total o parcial de las Obligaciones Garantizadas según se establece en los Documentos del Préstamo (en adelante, el “Monto a Pagar”) y, en caso de que ese Producido no sea suficiente para cancelar en su totalidad ese Monto a Pagar;

(ii) conservar todos y cada uno de los dividendos, intereses y otras distribuciones pagadas a partir de ese momento respecto de las Acciones Prendadas y entregarlos a las Partes Garantizadas o a la persona designada por ellas para que sean aplicados a la cancelación de las Obligaciones Garantizadas de conformidad con las disposiciones de los Documentos del Préstamo;

(iii) vender las Acciones Prendadas siguiendo, a exclusiva opción del Agente de la Garantía, cualquiera (o una combinación) de los siguientes procedimientos:

(A) en una bolsa o mercado extrabursátil mediante un corredor o cualquier otro procedimiento permitido (incluidas subastas);

    (B) en un remate de conformidad con el artículo 585 del Código de Comercio anunciado por el Agente de la Garantía con 10 (diez) días corridos de anticipación, mediante una publicación durante 5 (cinco) días en uno o más de los siguientes diarios: Clarín, La Nación y Ámbito Financiero (o en cualquier otro diario habilitado por la ley aplicable para esa publicación). El precio base no podrá ser inferior al Monto a Pagar que no haya sido cancelado mediante la aplicación del Producido de conformidad con las disposiciones del artículo 7 (a) (i) del presente, más los costos, gastos, comisiones, impuestos y honorarios relacionados con el remate y venta de la Garantía en Argentina (el “Precio Base”). El precio se pagará en efectivo. En caso de que en el remate no se reciban ofertas iguales o superiores al Precio Base, se pasará a cuarto intermedio por 10 (diez) días y en la reanudación del remate el precio base no será inferior al cincuenta por ciento (50%) del Precio Base. En caso de que en este remate no se reciban ofertas iguales o superiores al cincuenta por ciento (50%) del Precio Base, se pasará a cuarto intermedio por 10 (diez) días y, en la reanudación del remate, no habrá un precio base.

    Se cursará al Deudor Prendario notificación del primer remate por 10 (diez) días corridos. En ningún caso (incluso en las reanudaciones de los remates) podrá transferirse la Garantía en Argentina al Deudor Prendario o a sus Afiliadas como resultado del remate a un precio menor al Precio Base; o

    (C) en una venta privada, en efectivo, a crédito o para entrega futura, o de cualquier otra forma permitida por la ley aplicable. Las ventas en operaciones negociadas en forma privada quedan expresamente autorizadas por el presente por el Deudor Prendario y podrán realizarse al precio negociado de buena fe por el Agente de la Garantía. El Agente de la Garantía queda autorizado, en relación con esa venta, a hacer lo siguiente si cree que es conveniente:

(1) restringir los posibles oferentes por las Acciones Prendadas o los posibles compradores de ellas a una cantidad limitada de inversores;

(2) imponer las otras limitaciones o condiciones relacionadas con esa venta que el Agente de la Garantía considere necesarias o convenientes para cumplir con las leyes; o

(3) realizar esas ventas durante un plazo que no podrá superar los 6 (seis) meses en un lote único o en parcelas separadas, según lo determine el Agente de la Garantía a efectos de evitar alteraciones en el precio de las Acciones Prendadas; o

(iv) adquirir la Garantía en Argentina para beneficio de las Partes Garantizadas de conformidad con las disposiciones del artículo 3223 del Código Civil.

(b) El Deudor Prendario acepta por el presente que el Agente de la Garantía no tendrá responsabilidad alguna ante el Deudor Prendario por los precios obtenidos en caso de ejecución de las Acciones Prendadas, siempre que la ejecución se realice de una forma comercialmente razonable.

(c) Recursos – Facultades del Agente de la Garantía. El Agente de la Garantía podrá, sin necesidad de cursar notificación o realizar publicación alguna, pasar a un cuarto intermedio en cualquier subasta o remate público o privado de conformidad con el artículo 585 del Código de Comercio o hacer que se pase a cuarto intermedio mediante un anuncio realizado en el lugar y a la hora fijados para la subasta o remate, y esa subasta o remate podrán realizarse en cualquier lugar y hora fijados para la reanudación de la subasta o remate. En caso de una venta de todas o parte de las Acciones Prendadas a crédito o para entrega futura, las Acciones Prendadas vendidas podrán ser retenidas por el Agente de la Garantía hasta que el precio fijado para las Acciones Prendadas vendidas sea pagado por el comprador, y el Agente de la Garantía no tendrá responsabilidad alguna en caso de que el comprador no adquiera la titularidad y pague las Acciones Prendadas vendidas y, en caso de que eso suceda, las Acciones Prendadas podrán ser vendidas nuevamente mediante la misma notificación.

(d) Recursos – Transferencia de la Garantía en Argentina. Contra el pago del precio de compra de las Acciones Prendadas por parte del comprador o compradores, el Deudor Prendario (o el Agente de la Garantía en su nombre de conformidad con el poder otorgado en el artículo 9 del presente) transferirá las Acciones Prendadas a ese comprador o a esos compradores, y el Deudor Prendario por el presente se obliga a notificar al Emisor y al Encargado de Registro para que registren los asientos correspondientes en el Libro del Encargado de Registro y a realizar todos los actos y/o procedimientos necesarios y todas las presentaciones ante las autoridades del gobierno argentino que, según la opinión razonable del Agente de la Garantía, sean necesarios para perfeccionar la ejecución y transferencia de las Acciones Prendadas.

(e) Recursos. En caso de que las leyes argentinas exigiesen algún tipo de notificación de una venta u otro acto de disposición propuesto de la Garantía en Argentina, se considerará que esa notificación es razonable y fehaciente si es otorgada al menos con 10 (diez) días de antelación respecto de la venta u otro acto de disposición. Todas las renuncias de derechos del Deudor Prendario (incluyendos el derecho a ser notificado) y todos los derechos y recursos otorgados al Agente de la Garantía y a las Partes Garantizadas en el presente, y todas las otras disposiciones de este Contrato, quedan regidos por las disposiciones de orden público aplicables de cualquier ley que limite o condicione (incluso aquellas condiciones relacionadas con la razonabilidad) esas renuncias o la vigencia de ellas, o los derechos y recursos. Cualquier venta u otro acto de disposición de la Garantía en Argentina y su posesión por parte del Agente de la Garantía deberán cumplir con las disposiciones de las leyes aplicables.

(f) Recursos – Otras declaraciones. El Deudor Prendario se compromete también a utilizar sus esfuerzos razonables para realizar o hacer que se realicen todos los otros actos que sean necesarios para facilitar esa venta o ventas de todo o parte de la Garantía en Argentina, y a hacer que esa venta o esas ventas, de conformidad con el Artículo 7, sean válidas y vinculantes y se ajusten a todos los requisitos aplicables establecidos en las leyes.

(g) Recursos – Obligación adicional. El Deudor Prendario se compromete a firmar y entregar, o a instruir al Emisor para que firme y entregue, los documentos, y a realizar, o instruir al Emisor para que realice, los actos que el Agente de la Garantía considere razonablemente necesarios o aconsejables a fin de que esa venta se ajuste a lo establecido por ley.

(h) Recursos – Aplicación del Producido. Una vez que se haya consumado la venta, el producido se transferirá a la Cuenta del Agente Administrativo de conformidad con el artículo 4.09 del Acuerdo de Garantía.

Si el producido de la venta fuese mayor que el Monto a Pagar, el Agente de la Garantía entregará un monto igual al Monto a Pagar a las Partes Garantizadas para que sea aplicado a la cancelación del Monto a Pagar, y depositará el saldo en la cuenta indicada por escrito por el Deudor Prendario. Sin embargo, el Deudor Prendario no tendrá derecho alguno a recibir esos montos si las Obligaciones Garantizadas adeudadas al Agente de la Garantía y las Partes Garantizadas no han sido canceladas en su totalidad.

(i) Recursos – Facultades de las Partes Garantizadas. Las Partes Garantizadas pueden participar como oferente de la subasta o remate público o privado para la venta de la Garantía en Argentina. En ese caso, las Partes Garantizadas estarán facultadas para compensar el monto adeudado en virtud de las Obligaciones Garantizadas con el Monto a Pagar.

ARTÍCULO 8. Posibilidad de acumular derechos. Los derechos, las facultades y los recursos de cada una de las partes en virtud de este Contrato se sumarán a todos los derechos, facultades y recursos otorgados a cada parte en los Documentos del Préstamo u otros acuerdos de garantía y en las leyes. Todos esos derechos, facultades y recursos podrán acumularse y ejercerse en forma sucesiva o simultánea sin afectar la Prenda de ninguna de las partes en la Garantía en Argentina.

ARTÍCULO 9. Nombramiento del Agente de la Garantía como apoderado del Deudor Prendario; Poder sumado a un interés de apoderado en el asunto. (a) El Deudor Prendario por el presente nombra al Agente de la Garantía como su apoderado, con plenas facultades para actuar en nombre y representación del Deudor Prendario, a efectos de que, oportunamente y a su entera discreción, el Agente de la Garantía realice los actos y firme los documentos que el Agente de la Garantía considere necesarios o aconsejables para cumplir con el objeto de este Contrato (sujeto a los derechos del Deudor Prendario en virtud del Artículo 5 del presente), incluidos, entre otros, percibir, endosar y cobrar todos los instrumentos pagaderos al Deudor Prendario que representen cualquier dividendo u otra distribución respecto de la Garantía en Argentina o cualquier parte de ella, y otorgar los recibos correspondientes.

(b) Todas las autorizaciones y facultades incluidas en el presente con respecto a la Garantía en Argentina son irrevocables y acarrean un interés del apoderado en el asunto en tanto permanezca pendiente de cumplimiento alguna obligación en virtud de las Obligaciones Garantizadas.

(c) Si el Deudor Prendario no cumpliese alguno de los acuerdos incluidos en el presente, el Agente de la Garantía puede cumplir, en forma directa o indirecta, ese acuerdo y los gastos del Agente de la Garantía incurridos en relación con ello deberán ser afrontados por el Deudor Prendario en virtud del Artículo 4 (e) del presente.

ARTÍCULO 10. Renuncia o remoción del Agente de la Garantía. Derechos y obligaciones del Agente de Garantía. El Agente de la Garantía puede renunciar o ser removido de su cargo de conformidad con lo dispuesto en los Documentos del Préstamo, y actuará de conformidad con los términos del presente.

ARTÍCULO 11. Extinción y cancelación. Cuando las Obligaciones Garantizadas hayan sido pagadas en su totalidad, se extinguirá este Contrato y el Agente de la Garantía liberará y cancelará la prenda creada mediante el presente. El Agente de la Garantía, a pedido del Deudor Prendario y con cargo al Deudor Prendario, entregará en forma inmediata al Deudor Prendario todos los documentos razonablemente necesarios para probar esa cancelación.

Se considerará que el Agente de la Garantía ha cancelado automáticamente (sin necesidad de ningún acto de parte del Deudor o cualquier otra persona) la prenda sobre la Garantía en Argentina respecto de la Garantía de conformidad con el apartado (x) de la Cláusula 5.10(a) del Contrato de Crédito.
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ARTÍCULO 12. Divisibilidad. Cualquier disposición de este Contrato que estuviera prohibida o fuera inexigible en alguna jurisdicción será, respecto de esa jurisdicción, ineficaz en la medida de esa prohibición o inexigibilidad, sin invalidar el resto de las disposiciones del presente, y esa prohibición o exigibilidad en alguna jurisdicción no invalidará o tornará inexigible esa disposición en otras jurisdicciones. Cuando pueda renunciarse a las disposiciones de cualquier ley o reglamentación que dispongan esa prohibición o inexigibilidad, el Deudor Prendario y el Agente de la Garantía renuncian por el presente a ellas hasta el máximo permitido por ley para que este Contrato sea considerado un contrato válido y vinculante y el derecho de garantía creado por el presente constituya una prenda en primer grado sobre la Garantía en Argentina, en todos los casos exigible de conformidad con sus términos.

ARTÍCULO 13. Encabezados. Los títulos y los encabezados de párrafos o artículos de este Contrato se incluyen a efectos de referencia solamente y no afectarán la interpretación del presente ni serán tomados en consideración en su interpretación.

ARTÍCULO 14. Ausencia de renuncias. Las demoras o renuncias del Agente de la Garantía respecto del ejercicio de cualquier facultad o derecho en virtud del presente no significarán una renuncia a ellos, y ningún ejercicio individual o parcial de una facultad o derecho dejará sin efecto la posibilidad de volver a ejercerlo nuevamente o en su totalidad o la posibilidad de ejercer cualquier otro derecho o facultad.

ARTÍCULO 15. Modificaciones. Podrá renunciarse a los términos de este Contrato o podrán modificarse los términos de este Contrato sólo mediante un instrumento por escrito debidamente firmado por el Deudor Prendario y el Agente de la Garantía (con el consentimiento de los Prestamistas según se especifica en el Artículo 9.02 del Contrato de Crédito). La renuncia o modificación será vinculante para las Partes Garantizadas y el Deudor Prendario.

ARTÍCULO 16. Notificaciones. Para que sean válidas, todas las notificaciones, pedidos e intimaciones a las partes del presente se cursarán por escrito y, a menos que se establezca expresamente otra cosa en el presente, se considerará que han sido debidamente cursadas o realizadas cuando sean entregadas en las direcciones indicadas en la página de firmas del presente mediante carta documento, a través de un escribano público o mediante correo certificado, a los siguientes domicilios:

(i) al Deudor Prendario: [________]

(ii) al Agente de la Garantía: [_________]

ARTÍCULO 17. Facultades del Agente de la Garantía. El Deudor Prendario reconoce que los derechos y las responsabilidades del Agente de la Garantía en virtud de este Contrato con respecto a cualquier acto realizado por el Agente de la Garantía o el ejercicio o falta de ejercicio por parte del Agente de la Garantía de cualquier opción, derecho de voto, pedido, criterio o cualquier otro derecho o recurso establecido en el presente o que resulte o surja de este Contrato se regirá, entre el Agente de la Garantía y las Partes Garantizadas, por los acuerdos respecto de ellos que pudieran existir oportunamente entre ellos, pero, entre el Agente de la Garantía y el Deudor Prendario, se presumirá de forma concluyente que el Agente de la Garantía actúa para beneficio de las Partes Garantizadas con facultades válidas y suficientes para actuar o no actuar, y el Deudor Prendario no tendrá obligación o facultad alguna de realizar averiguaciones respecto de esa facturad.

ARTÍCULO 18. Integración. Excepto por las disposiciones de los Documentos del Préstamo, este Contrato representa el acuerdo entre el Deudor Prendario y el Agente de la Garantía para beneficio de las Partes Garantizadas respecto del objeto del presente y no existen en los Documentos del Préstamo promesas, compromisos, declaraciones o garantías del Agente de la Garantía o de alguna de las Partes Garantizadas en relación con el objeto del presente que no estén expresamente establecidas o mencionadas en el presente.

ARTÍCULO 19. Derecho Aplicable. El presente Contrato se regirá e interpretará de conformidad con las leyes de la República Argentina.

ARTÍCULO 20. Inexistencia de deberes del Agente de Garantía. La facultades otorgadas al Agente de la Garantía en virtud del presente han sido otorgadas sólo a los fines de proteger los derechos del Agente de la Garantía en la Garantía en Argentina y no impondrán deber alguno al Agente de la Garantía de ejercer esas facultades. El Agente de la Garantía será responsable sólo por los montos que reciba realmente como resultado del ejercicio de esas facultades, y ni el Agente de la Garantía ni ninguno de sus accionistas, funcionarios, directores, empleados o agentes serán responsables ante el Deudor Prendario por actos u omisiones en virtud del presente, excepto en caso de su propia culpa grave o dolo, y específicamente se exime de cualquier responsabilidad por negligencia.

ARTÍCULO 21. Sucesores. Sin perjuicio de lo establecido en el Contrato de Crédito, este Contrato redundará en beneficio de las partes del presente y sus respectivos sucesores y cesionarios permitidos, y será exigible por ellos, y ninguna otra persona tendrá derecho a los beneficios de este Contrato. El Deudor Prendario no podrá ceder sus derechos u obligaciones en virtud del presente sin el consentimiento expreso, otorgado por escrito, del Agente de Garantía.

ARTÍCULO 22. Agentes y apoderados. El Agente de la Garantía podrá utilizar agentes y apoderados en relación con el presente y no será responsable por la negligencia o mala conducta de ellos en caso de que hubieran sido seleccionados de buena fe.

ARTÍCULO 23. Jurisdicción. Renuncias. El Deudor Prendario, en forma irrevocable e incondicional (hasta el máximo permitido por ley):

(a) en relación con cualquier acción legal o procedimiento relacionado con este Contrato o en relación con el reconocimiento y ejecución de una sentencia, se somete en forma personal y somete sus bienes a la jurisdicción general no exclusiva de los Tribunales Ordinarios en lo Comercial de la Ciudad de Buenos Aires y a las cámaras de apelación correspondientes;

(b) acepta que esas acciones o procedimientos sean iniciados antes esos tribunales y renuncia a cualquier defensa que pueda tener en el presente o en el futuro respecto de la competencia de esos tribunales o a invocar que el procedimiento fue iniciado en un foro inconveniente, y acepta no alegar o utilizar esas defensas; y

(c) renuncia a invocar la excepción de arraigo.

ARTÍCULO 24. Idioma. Este Contrato ha sido celebrado en idioma inglés. Sin perjuicio de ello, se adjunta al presente una traducción al castellano como Anexo III a efectos de realizar las presentaciones pertinentes ante las Autoridades Gubernamentales Argentinas. Todos los documentos a ser entregados por cualquiera de las Partes del presente de conformidad con los términos de este Contrato estarán en idioma inglés o, si originalmente estaban escritos en otro idioma, estarán acompañados por una traducción fiel al inglés en la que podrá confiar la otra parte a todos los efectos relacionados con este Contrato.

EN PRUEBA DE CONFORMIDAD, se otorgan tres ejemplares de este Contrato en la fecha que se indica al inicio.

             PETERSEN ENERGÍA, S.A.

             Representada por_________________________
             Nombre:
             Cargo:

             HSBC BANK PLC,
          como Agente de la Garantía

             Representada por_________________________
             Nombre:
             Cargo:

ANEXO I

Contrato de Crédito

ANEXO II

Acciones Prendadas

Tipo de Acciones	Emisor	CUSIP #	Titular inscripto	# de acciones
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

Acciones Excluidas

Tipo de Acciones	Emisor	CUSIP #	Titular inscripto	# de acciones
American Depositary Shares	The Bank of New York	[__________]	Petersen Energía, S.A.	[__________]

ANEXO III
Traducción al castellano